UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2013

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30142 Wixom Road, Wixom, Michigan 48393

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (248) 960-9009

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2013, Rockwell Medical, Inc. (the “Company”) held its Annual Meeting of Shareholders.  At the Annual Meeting, as noted in Item 5.07 below, the shareholders approved an amendment of the Company’s Amended and Restated 2007 Long Term Incentive Plan, as amended (the “LTIP”), which had been previously approved by the Board of Directors of the Company on February 13, 2013 subject to shareholder approval.  The amendment increases the total number of common shares subject to the LTIP from 6,250,000 to 7,750,000 shares.

Item 5.07              Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting of Shareholders on April 30, 2013, the shareholders voted to (1) reelect one incumbent director for a term expiring in 2016, (2) approve the amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares available for issuance and make certain related changes, (3) approve the amendment of the LTIP including reapproval of the performance measures in the LTIP for purposes of the performance based compensation exemption in Section 162(m) of the Internal Revenue Code, and (4) ratify the selection of Plante & Moran, PLLC as the Company’s independent registered public accounting firm for 2013.  Shareholders did not approve a shareholder proposal that was presented at the Annual Meeting recommending action to adopt a majority vote standard for the election of directors.  The following tables set forth the final voting results on each matter.

Director Nominee	For	Withheld	Broker Non-Votes
Ronald D. Boyd	5,969,892	1,990,290	11,569,044

Proposal	For	Against	Abstain	Broker Non- Votes
Approve amendment to the Company’s Restated Articles of Incorporation	15,840,144	3,379,793	230,126	79,163
Approve amendment and restatement of LTIP and reapproval of performance measures	5,111,952	2,650,855	197,374	11,569,045
Ratify the selection of Plante & Moran, PLLC	18,621,246	769,434	138,544	—
Shareholder proposal re majority vote standard in director elections	2,450,166	5,234,058	275,957	11,569,045

The amendment to the Restated Articles of Incorporation, as approved by shareholders, was filed with the State of Michigan and became effective on May 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: May 2, 2013	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer